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                                                                   Exhibit 2.3


                                      EXHIBIT D

                              FORM OF ESCROW AGREEMENT


                                         -76-

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                                                                      EXHIBIT D

                                   ESCROW AGREEMENT


          ESCROW AGREEMENT, dated as of ___________, 1999, (the "AGREEMENT") by and among Zuellig Group N.A., Inc., a Delaware corporation (the "ZGNA"), Hauser, Inc., a Colorado corporation (the "COMPANY"), Zuellig Botanicals, Inc., a Delaware Corporation ("ZBI") and American Securities Transfer & Trust, Inc., as Escrow Agent (the "ESCROW AGENT").


                                  R E C I T A L S

          WHEREAS, ZGNA, ZBI, the Company and certain other parties are parties to an Agreement and Plan of Merger (the "MERGER AGREEMENT"), dated as of December 8, 1998, pursuant to which, among other things, the Company acquired three subsidiaries from ZGNA and ZBI in exchange for shares of Common Stock, par value $0.001 per share, of the Company (the "COMMON STOCK");


          WHEREAS, pursuant to the Merger Agreement, the Company and ZGNA have agreed to have the Escrow Agent hold ___________ shares of Common Stock registered in the name of ZGNA, and ____________ shares of Common Stock registered in the name of ZBI (the ratio of ____ to _____ being the "ZGNA-ZBI Ratio"), on the terms and subject to the conditions set forth herein; and

          NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby


-----------------
(1)  This amount in total will equal the lesser of 7% of the Common
     Stock after giving effect to the transactions and such number of shares of Common Stock as will result in ZGNA and ZBI owning (excluding the Escrow Shares) 40% of the shares of Common Stock outstanding on a fully diluted basis after giving effect to the transaction. The shares of Common Stock for each of ZGNA and ZBI to be deposited in escrow will be in proportion to the shares of Common Stock received in the merger. For purposes of this calculation, the shares of Common Stock outstanding on a fully diluted basis shall equal the number of shares of Common Stock issued and outstanding on the Closing Date, plus all shares of Common Stock issuable (i) upon the exercise of all outstanding options or warrants to acquire shares of Common Stock (whether or not then exercisable) other than the ZGNA Option or (ii) upon conversion or exchange of any securities convertible into or exchangeable for shares of Common Stock.


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acknowledged, the parties to this Agreement hereby agree as follows:

          1. APPOINTMENT OF ESCROW AGENT; ESCROW DEPOSIT. The Company and ZGNA hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent accepts such appointment according to the terms and conditions set forth herein. On the date hereof, the Company, ZGNA and ZBI have deposited with the Escrow Agent, and the Escrow Agent hereby acknowledges receipt of, certificates ("Certificates") registered in the name of ZGNA and ZBI evidencing _________ shares and _________ shares of Common Stock, respectively (the "ESCROW SHARES"). The Escrow Agent shall hold, manage, administer, distribute and dispose of the Escrow Shares in accordance with the terms and conditions of this Agreement.

          2. PAYMENTS FROM ESCROW. The Escrow Agent shall hold the Escrow Shares in escrow in accordance with this Agreement and shall make payments from the Escrow Shares only as follows or as provided in Section 3 below:

          (a) On [DATE WHICH IS 95 DAYS FROM CLOSING OF MERGERS] (the "CLAIM EXPIRATION DATE"), the Escrow Agent shall deliver the respective Escrow Shares to ZGNA and ZBI unless, on or prior to the Claim Expiration Date, the Escrow Agent shall have received a Sale Notice (as defined below) from the Company.

          (b) Any delivery required to be made hereunder by the Escrow Agent shall be delivered in accordance with written instructions given to the Escrow Agent by the party entitled under this Agreement to receive such delivery.

          3. CLAIMS. The procedure for the delivery of Escrow Shares shall be as follows:

          (a) From time to time prior to the Claim Expiration Date, the Company may provide written notice (a "SALE NOTICE") to the Escrow Agent and ZGNA to the effect that a Paclitaxel Transaction (as defined below) has occurred. Any Sale Notice shall set forth (i) the date on which the Paclitaxel Transaction occurred, (ii) the gross proceeds, (iii) the amount of the Transaction Expenses (as defined below), and (iv) the Net Proceeds (as defined below) from the Paclitaxel Transaction, and shall be executed in good faith by the Company's chief financial officer.

          (b) For purposes hereof, (i) a "PACLITAXEL TRANSACTION" shall mean a sale of the Company's Paclitaxel business or any substantial part thereof, (ii) "NET PROCEEDS" shall mean the gross cash proceeds received by the Company on or within 90 days after the Closing of the Mergers (as defined in the Merger Agreement) in connection with the Paclitaxel Transaction, less the Transaction Expenses related to such transaction, and less $3,000,000 (iii) "TRANSACTION EXPENSES"

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shall mean all professional fees and expenses incurred by the Company in connection with the Paclitaxel Transaction and all other out-of-pocket costs or expenses incurred by the Company in connection with the Paclitaxel Transaction.

          (c) The Escrow Agent shall furnish ZGNA with a copy of any Sale Notice received by it. If, within twenty (20) days after actual receipt by the Escrow Agent of a Sale Notice in accordance with Section 3(a), the Escrow Agent has not actually received written objection to such claim from ZGNA, the Net Proceeds stated in such notice shall be conclusively deemed to be approved by ZGNA and ZBI and the Escrow Agent shall promptly thereafter notify the Company and the Company's transfer agent (currently American Securities Transfer & Trust, Inc., the "TRANSFER AGENT") to cancel the Escrow Shares in an amount equal to the number (the "CANCELED SHARES") derived by dividing the Net Proceeds, as set forth in the Sale Notice, by $3.50 and as between ZGNA and ZBI in the ZGNA-ZBI Ratio. The Canceled Shares shall be specified in such notice and in the event of a fractional share the number of shares to be canceled shall be rounded down to the next whole share. The Company shall promptly deliver stock certificates for the balance of the Escrow Shares to the Escrow Agent, registered in the name of ZGNA and ZBI, respectively, and bearing all legends on the Certificates.

          (d) If within said twenty (20) days the Escrow Agent shall have actually received from ZGNA a written objection to the information set forth in the Sale Notice, certifying the nature of and grounds for such objection (a copy of which objection shall in each case be sent to the Company in accordance with the provisions of Section 8 below), then the number of Escrow Shares obtained by dividing the portion of the Net Proceeds (as set forth in the disputed Sale Notice) which ZGNA disputes (which may be all or a portion of the Net Proceeds) by $3.50 shall be deemed to be "Disputed Escrow Shares".

          (e) If no Sale Notice is delivered by the Company, all Escrow Shares shall be delivered to ZGNA and ZBI on the third business day following the Claim Expiration Date. If a Sale Notice is delivered, any Escrow Shares in excess of the Disputed Escrow Shares and the Canceled Shares shall be delivered to ZGNA and ZBI, respectively, on the third business day following the Claim Expiration Date. The Escrow Agent and the Company shall take all steps necessary to issue certificates to ZGNA and ZBI in respect of such shares, and to cause residual certificates representing the Disputed Escrow Shares to be delivered to the Escrow Agent.

          Certificates representing the Disputed Escrow Shares shall be released by the Escrow Agent from the escrow only either (i) in accordance with a joint written instruction by ZGNA and the Company or (ii) if and to the extent consistent with a copy of a final judgment by or order of a court of competent jurisdiction with respect to which any period of time to appeal

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such judgment or order shall have lapsed pertaining to the Disputed
Escrow Shares, sent to the Escrow Agent by ZGNA or the Company, in any case accompanied by a certification that any period of time to file an appeal of such judgment or order has lapsed and no such appeal has been filed or is otherwise pending (a "FINAL DETERMINATION").

          4. CONDITIONS TO ESCROW. The Escrow Agent agrees to hold the Escrow Shares and to perform in accordance with the terms and provisions of this Agreement. The Company, ZBI and ZGNA agree that the Escrow Agent does not assume any responsibility for the failure of the Company or ZGNA to perform in accordance with the Merger Agreement or this Agreement. The acceptance by the Escrow Agent of its responsibilities hereunder is subject to the following terms and conditions, which the parties hereto agree shall govern and control with respect to the Escrow Agent's rights, duties, liabilities and immunities:

          (a) The Escrow Agent may conclusively rely, and shall be protected in acting or refraining from acting upon, any written notice, certification, request, waiver, consent, receipt or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions but also as to the truth and accuracy of any information therein contained which the Escrow Agent reasonably believes to be genuine and to have been signed and presented by the proper party or parties. Should it be necessary for the Escrow Agent to act upon any instructions, directions, documents or instruments issued or signed by or on behalf of any corporation, fiduciary, or individual acting on behalf of another party hereto, it shall not be necessary for the Escrow Agent to inquire into such corporation's, fiduciary's or individual's authority, capacity, existence or identity. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of the persons executing this Agreement in a representative capacity. It is understood that any references herein to joint instructions or joint written instructions or words of similar import include any instructions signed in counterpart.

          (b) The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

          (c) The Escrow Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel's services shall be paid to the Escrow Agent in accordance with Section 7 below.

                                         4

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          (d)  The Escrow Agent shall have no duties except those which are expressly set forth herein and it shall not be bound by (i) the Merger Agreement or any agreement of the other parties hereto (whether or not it has any knowledge thereof) or by any notice of a claim, or demand with respect thereto, or (ii) any waiver, modification, amendment, termination or rescission of this Agreement unless the Escrow Agent agrees thereto in writing.

          (e) The Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving notice in writing of such resignation specifying a date (no earlier than 30 days following the date of such notice) when such resignation will take effect, provided, however, that until a successor escrow agent is appointed by ZGNA and the Company and such successor accepts such appointment, the Escrow Agent shall continue to hold the Escrow Shares and otherwise comply with the terms of this Agreement; provided further that the parties to this Escrow Agreement agree to use their best efforts to mutually agree on a successor escrow agent within 30 days after the giving of Escrow Agent's notice and if no such successor escrow agent shall be appointed within 30 days of the Escrow Agent providing its notice, the Escrow Agent may, at the expense of the Company and ZGNA, (i) appoint a successor escrow agent which shall be a national or state-chartered banking, trust or savings association,
(ii) petition any court of competent jurisdiction for the appointment of a successor escrow agent or (iii) may deposit the Escrow Deposit with the Clerk of the United States District Court for the District of Colorado, or with the office of the clerk of registry of any other court of competent jurisdiction, at which time the Escrow Agent's duties hereunder shall terminate. Any successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers and duties of the predecessor escrow agent as if originally named as escrow agent. The resigning Escrow Agent shall thereupon be discharged from any further obligations under this Escrow Agreement.

          (f) Upon delivery of all of the entire Escrow Shares to ZGNA, to the Transfer Agent for cancellation in full, or to ZGNA after prior delivery to the Transfer Agent, as the case may be, pursuant to the terms of Section 3 above, or to a successor escrow agent, the Escrow Agent shall thereafter be discharged from any further obligations hereunder. The Escrow Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees (not subject to appeal) of any court of competent jurisdiction which may be filed, entered or issued, and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.

          (g) The Escrow Agent shall not have any responsibility or liability for the completeness, correctness or accuracy of

                                         5

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any transactions between ZGNA and ZBI, on the one hand, and the Company, on the other hand.

          (h) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Shares which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall without liability of any kind, be entitled to hold the Escrow Shares pending the resolution of such uncertainty to the Escrow Agent's sole satisfaction, by final judgment of a court or courts of competent jurisdiction or otherwise, or the Escrow Agent, at its option, may, in final satisfaction of its duties hereunder, deposit the Escrow Shares with the Clerk of the United States District Court for the District of Colorado or with the office of the clerk of registry of any other court of competent jurisdiction.

     5. INDEMNIFICATION. From and at all times after the date of this Escrow Agreement, the Company, ZBI and ZGNA (the "Indemnifying Parties") shall, except as otherwise hereinafter provided, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each partner, employee, attorney, agent and affiliate of Escrow Agent, (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation the Indemnifying Parties, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Parties in writing, and the Indemnifying Parties shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate

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counsel, (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Indemnifying Parties shall be required to pay such fees and expenses if (i) the Indemnifying Parties agree to pay such fees and expenses (ii) the Indemnifying Parties shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action of proceeding, (iii) the Indemnifying Parties are the plaintiff in any such action or proceeding, or (iv)the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and the Indemnifying Parties, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Parties, the Indemnifying Parties shall be liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by the Indemnifying Parties pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of the Indemnifying Parties under this SECTION 5 shall survive any termination of this Escrow Agreement and the resignation or renewal of Escrow Agent.

          6. BANKING DAYS. If any date on which the Escrow Agent is required to make a delivery pursuant to the provisions hereof is not a banking day, then the Escrow Agent shall make such investment or delivery on the next succeeding banking day.

          7. ESCROW COSTS; NO RIGHT OF SET-OFF. The Escrow Agent shall be entitled to be paid a fee for its services pursuant to the attached FEE SCHEDULE and to be reimbursed for its reasonable costs and expenses hereunder (including reasonable counsel fees), which fees, costs and expenses shall be paid from time to time by the Company. Nothing in this Section 7 limits the Escrow Agent's rights against the Company and ZGNA for the payment of amounts due to the Escrow Agent under Section 5 above or the Escrow Agent's fees, costs and expenses hereunder.

          The Escrow Agent acknowledges and agrees that it is holding the Escrow Shares in its capacity as escrow agent and that it has no right to apply amounts in the Escrow Deposit against any obligations of (a) the other parties to this Agreement that do not arise under this Agreement or (b) the Company.

                  8.  MISCELLANEOUS.

          (a) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of

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Colorado applicable to contracts made and to be performed entirely within such State.

          (b) PARAGRAPH AND SECTION HEADINGS. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

          (c)  NOTICES.

     (i) All communications under this Agreement shall be in writing and shall be delivered by hand, by facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

          (1) if to ZGNA or ZBI, at 2550 El Presidio Street, Long Beach, California 90810-1193 (facsimile: (310) 637-3644), marked for the attention of President, or at such other address as ZGNA may have furnished the Company in writing (with a copy to Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019-6099, Attention:
          Harvey L. Sperry, Esq. (facsimile: 212-728-8111), or at such other address it may have furnished the Company and the Escrow Agent in writing), or

          (2) if to the Company, at 5555 Airport Boulevard, Boulder, Colorado 80301 (facsimile: (303) 441-5802), marked for the attention of Dean Stull, or at such other address as the Company may have furnished ZGNA in writing (with a copy to Chrisman, Bynum & Johnson, P.C., 1900 Fifteenth Street, Boulder, Colorado 80302, Attention: Laurie Glasscock, Esq. (facsimile: 303-449-5426) or at such other address as it may have furnished in writing to ZGNA and the Escrow Agent), or

          (4) if to the Escrow Agent and Transfer Agent, at American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215 (facsimile: (303) 234-5303), marked for the attention of Cathy Hagerty, or at such other address as it may have furnished in writing to ZGNA, the Company and the Escrow Agent).

     (ii) Any notice so addressed shall be deemed to be given: if delivered by hand or by facsimile, on the date of such delivery; if delivered by courier, on the first business day following the date of the delivery to the courier; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

          (d) EXPENSES AND TAXES. Each party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

                                         8

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          (e)  SUCCESSORS AND ASSIGNS.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

          (f) ENTIRE AGREEMENT; AMENDMENT AND WAIVER. This Agreement constitutes the entire understandings of the parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and ZGNA. No course of dealing between the Company and ZGNA nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of either party hereto.

          (g) SEVERABILITY. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

          (h) SPECIFIC PERFORMANCE. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

           (i) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Escrow
Agreement on the date first written above.


                              HAUSER, INC.


                              By:
                                ----------------------------
                              Name:
                              Title:



                              ZUELLIG GROUP N.A., INC.

                              By:
                                ----------------------------
                              Name:
                              Title:


                              ZUELLIG BOTANICALS, INC.


                              By:
                                ----------------------------
                              Name:
                              Title:


                              AMERICAN SECURITIES TRANSFER & TRUST, INC.


                              By:
                                ----------------------------
                              Name:
                              Title:







                                    * * * * * *


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